Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	The RCG Group, Inc.
	Chairman and CEO	Retail: Joe Dorame
	White Electronic Designs Corporation	Institutional/Analyst: Joe Diaz
	602-437-1520	diaz@rcgonline.com
	hamid@wedc.com	480-675-0400
White Electronic Designs Corporation
Third Quarter Fiscal 2005 Financial Results
Phoenix, AZ. August 10, 2005 — White Electronic Designs Corporation (NASDAQ: WEDC) today reported financial results for the third quarter and the nine-month period of fiscal year 2005 ended July 2, 2005.
Highlights of the quarter include:
•	Net sales increased 19% to $30.3 million versus comparable quarter last year

•	Net income up 37% sequentially to $2.1 million, or $0.08 per diluted share

•	Cash and cash equivalents grew to $46.0 million
Net sales for the third quarter of fiscal 2005 were $30.3 million, up 9% compared to sales of $27.9 million in the immediately preceding quarter, and up 19% compared to sales of $25.4 million in the third quarter of fiscal 2004. Net income for the third quarter of fiscal 2005 was approximately $2.1 million, or $0.08 per diluted share, up 37% compared to net income of $1.5 million, or $0.06 per diluted share in the immediately preceding quarter and up 266% compared to net income of $565,000, or $0.02 per diluted share, in the third quarter of fiscal 2004. Net income for the quarter was positively impacted by non-recurring return to provision adjustments which lowered the Company’s tax rate for the quarter and increased earnings per share by approximately $0.01.
For the nine-month period, net sales were approximately $87.1 million compared to $80.2 million in the comparable period last year. Net income for the nine months was approximately $4.8 million, or $0.19 per diluted share, compared to net income of $3.9 million, or $0.16 per diluted share, in the comparable nine-month period of fiscal 2004.
Hamid Shokrgozar, chairman and chief executive officer of White Electronic Designs Corporation commented, “We are pleased with the results of the quarter, both on the top-and bottom-lines. Our product mix during the quarter was very favorable, and consequently enhanced our profitability, as we achieved a 19% sales increase for the military microelectronics products and a 37% increase in our display segment. For the quarter, we had total bookings of $24.7 million, translating into a company-wide book-to-bill ratio of 0.82:1. The military microelectronic products portion of total bookings was $12.1 million, which equates to a book-to-bill ratio for the military products of 1.31:1. While we are gratified with the results of the quarter in this critically important market, we do not have a level of visibility that indicates to us that military sales will continue to grow at current rates in the coming quarters. Nevertheless, we remain committed to serving this market with our leading-edge technology and our commitment to be in a leadership position with a consistent research and development process.”
Mr. Shokrgozar continued, “Our backlog at the end of the third quarter of fiscal 2005 was approximately $55.3 million. Our balance sheet continued to strengthen during the quarter as our existing cash and cash equivalents grew to a new high of $46.0 million. On a year-over-year basis, we are pleased with the financial results of the first three quarters. With a substantial cash position, no long-term debt and a solid backlog of booked business, we believe we are better positioned to complete the fiscal year on an upward trend.”
Research and development expenses for the third quarter of fiscal 2005 totaled approximately $1.4 million, compared to approximately $1.6 million in the immediately preceding quarter and approximately $1.5 million in the third quarter of fiscal 2004.
Selling, general and administrative (SG&A) expenses for the third quarter of fiscal 2005 were approximately $5.2 million, compared to approximately $4.9 million in the immediately preceding quarter and approximately $4.5 million in the third quarter of fiscal 2004.
Gross profit for the third quarter of fiscal 2005 was approximately $9.2 million, compared to $8.7 million in the immediately preceding quarter and $6.9 million in the third quarter of fiscal 2004. Gross margin during the third quarter was 30% as compared to 27% during the third quarter of fiscal 2004. This increase was primarily due to the product mix associated with our military microelectronic products.
Microelectronic Segment Highlights
•	Net sales for the Microelectronic segment totaled approximately $15.5 million in the third quarter of fiscal 2005, compared to $15.4 million in the immediately preceding quarter. Net sales to military customers totaled approximately $9.2 million, compared to sales of $8.9 million in the immediately preceding quarter, and $7.7 million in the comparable quarter last year, an increase of 19%.

•	Backlog at the end of the third quarter of fiscal 2005 for the Microelectronic segment totaled approximately $34.0 million, or approximately 62% of the total Company backlog, compared to $33.6 million in the immediately preceding quarter. Military products accounted for $23.1 million or 68% of the Microelectronic segment backlog.

•	New orders received for the Microelectronic segment totaled $15.9 million in the third quarter of fiscal 2005, compared to $21.1 million in the immediately preceding quarter. Third quarter Microelectronic segment new orders totaled approximately 64% of the total new orders received by the Company. Defense Microelectronic products bookings were $12.1 million in the third quarter, compared to $9.0 million in the immediately preceding quarter.

•	Net sales for the third quarter of fiscal 2005 for our commercial Microelectronic products totaled approximately $6.3 million, compared to $6.5 million in the immediately preceding quarter and $6.9 million in the third quarter of fiscal 2004.
     Key Microelectronic segment awards during the quarter included:
•	Received additional orders totaling $4.9 million for Anti-Tamper (AT) products.

•	Received additional orders totaling $1.5 million for the Tranche 2 Eurofighter. Further Eurofighter awards are anticipated throughout the year from the UK, Italy, Germany and Spain.
Display Segment Highlights
•	Net sales for the Display segment totaled approximately $14.9 million, compared to $12.5 million in the immediately preceding quarter and $10.8 million in the third quarter of fiscal 2004.

•	Backlog at the end of the third quarter for the Display segment totaled approximately $21.2 million, or 38% of the total Company backlog, compared to backlog of $27.3 million in the immediately preceding quarter and $26.0 million in the third quarter of fiscal 2004.

•	New orders received for the Display segment totaled approximately $8.8 million, compared to $13.8 million in the immediately preceding quarter and $7.2 million in the third quarter of fiscal 2004.
     Key Display segment awards during the quarter included:
•	Received continuing orders of approximately $2.6 million for follow-on keypad products from major appliance manufacturers.

•	Received multiple awards from various customers for display enhancements totaling approximately $4.5 million.

White Electronic Designs Corporation will host a teleconference and webcast today to review the financial results of the third quarter fiscal year 2005 beginning at 11:00 am EASTERN. Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 163068 for seven days following the call. A live webcast of the call will be available at http://www.vcall.com/CEPage.asp?ID=90417. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 12 months.
White Electronic Designs Corporation designs, develops and manufactures innovative components and systems for high technology sectors in military, industrial, medical and commercial markets. White’s products include advanced semiconductor packaging of high-density memory products and state-of-the-art microelectronic multi-chip modules for military and defense industries and data and telecommunications markets; anti-tamper products for mission-critical semiconductor components in defense and secure commercial applications; enhanced and ruggedized high-legibility flat-panel displays for commercial, medical, defense and aerospace systems; digital keyboard and touch-screen operator-interface systems; and electromechanical assemblies for OEM’s in commercial and military markets. White is headquartered in Phoenix, Arizona, and has design and manufacturing centers in Arizona, Indiana, Ohio and Oregon. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website, www.wedc.com. A copy of this press release is also available under the Investors section of our website.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, such forwarding-looking statements include our expectation regarding future military sales in the microelectric segment, anticipated year-end results, research and development investments, our anticipation of additional Eurofighter awards, and our expectations regarding the impact of non-recurring return to provision adjustments on our tax rate. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: reductions in demand for the Company’s products, the failure to obtain anticipated Eurofighter awards, the cancellation of any existing orders, the loss of a significant customer, the inability to procure required components, manufacturing delays, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.
Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2005. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of dollars except share and per share data)

	Three months ended		Nine months ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004

Net sales	$30,329	$25,390	$87,055	$80,189
Cost of sales	21,159	18,457	61,695	56,217

Gross profit	9,170	6,933	25,360	23,972

Operating expenses:
Selling, general and administrative	5,192	4,515	14,662	13,485
Research and development	1,363	1,476	4,290	4,668
Amortization of intangible assets	158	158	474	483

Total operating expenses	6,713	6,149	19,426	18,636

Operating income	2,457	784	5,934	5,336
Interest expense	—	—	—	2
Interest (income)	(290)	(109)	(722)	(330)

Income before income taxes	2,747	893	6,656	5,664
Provision for income taxes	677	328	1,870	1,762

Net income	$2,070	$565	$4,786	$3,902

Earnings per share — basic	$0.08	$0.02	$0.20	$0.16

Earnings per share — diluted	$0.08	$0.02	$0.19	$0.16

Weighted average number of common shares and equivalents:
Basic	24,459,807	24,226,213	24,424,182	24,174,085
Diluted	24,963,098	24,886,520	24,992,593	25,028,783

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share data)

	July 2,	October 2,
	2005	2004

ASSETS
Current Assets
Cash and cash equivalents	$46,037	$38,030
Accounts receivable, less allowance for doubtful accounts of $375 and $560	18,925	19,039
Inventories, net	23,090	24,744
Prepaid expenses and other current assets	2,326	1,584
Deferred income taxes	4,156	4,652

Total Current Assets	94,534	88,049
Property, plant and equipment, net	13,232	13,975
Goodwill, net	17,105	17,105
Intangible assets, net	5,168	5,643
Other assets, net	125	128

Total Assets	$130,164	$124,900

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$6,697	$9,070
Accrued salaries and benefits	2,493	1,396
Other accrued expenses	1,999	2,258
Deferred revenue	1,868	1,646

Total Current Liabilities	13,057	14,370
Accrued long-term pension liability	522	522
Deferred income taxes	2,462	1,175
Other long term liabilities	1,659	1,618

Total Liabilities	17,700	17,685

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,477,076 and 24,335,310 shares issued	2,448	2,433
Treasury stock, 44,442 and 44,442 shares, at cost	(4)	(4)
Additional paid-in capital	90,787	90,347
Unearned compensation	—	(8)
Retained earnings	19,450	14,664
Accumulated other comprehensive loss	(217)	(217)

Total Shareholders’ Equity	112,464	107,215

Total Liabilities and Shareholders’ Equity	$130,164	$124,900